Exhibit 10.18

Agility Robotics, Inc.

November 2, 2026

Damion Shelton

Via email: [***]

Re: Second Amended and Restated Advisor Agreement

Dear Damion:

Reference is made to that certain Advisor Agreement, dated as of March 14, 2025, as amended and restated in full on June 19, 2026 (the “Original Date”), by and between the Company (as defined below) and you (the “Prior Agreement”). This letter (the “Advisor Agreement”) amends and restates the Prior Agreement in its entirety and sets forth the terms and conditions of your participation as an advisor to Agility Robotics Inc., a Delaware corporation (the “Company”), effective as of the date first set forth above (the “Effective Date”).

As an advisor, you will serve as special advisor to Agility’s Chief Executive Officer. As part of your participation, you may be asked to assist in public policy matters and provide introductions to customers and partners.

You will be asked to attend face-to-face or teleconference meetings in connection with your responsibilities. We will reimburse you for all of your reasonable out-of-pocket expenses incurred in connection with your participation in any meetings we ask you to attend as an advisor to the Company.

The term of your participation as an advisor shall be the earlier of two years from the Original Date, or if terminated earlier by the Company for Cause, the date of notice by the Company. For purposes of this Advisor Agreement, “Cause” shall mean (i) gross negligence or willful misconduct in the performance of your duties to the Company or a material breach of any provision of any advisory, nondisclosure, non-competition or other similar agreement between you and the Company, (ii) the commission of (or plea of guilty or nolo contendere to) a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, or (iii) a material violation of the Company’s code of conduct or policies and procedures. If the Company believes it has Cause under paragraph (i) or (iii), it shall provide written notice to you of its grounds and provide you a 30-day opportunity to cure, if capable of cure.

You agree to continue to abide by the terms of the Intellectual Property Assignment executed on April 25, 2023 and the provisions of that certain Employment Offer Letter and Confidentiality Agreement executed on November 12, 2015, dealing with Inventions (as defined therein). You hereby agree further agree that (i) at all times during your participation as an advisor, you will not without the prior written approval of an officer of the Company engage in any activity that has a conflict of interest with the Company, including any competitive employment, business, or other activity, and you will not assist any other person or organization that competes, or intends to compete, with the Company and (ii) at all times during your participation as an advisor, you will not, directly or indirectly, solicit or induce any employee, independent advisor, independent contractor or customer of the Company to terminate or breach any employment, contractual or other relationship with the Company.

In consideration for your participation as an advisor to the Company, you will receive the Separation Benefits, as defined in, and subject to the terms of, the Separation Agreement entered into between you and the Company. Furthermore, starting November 1, 2026 (the “Annual Services Start Date”), the Company will pay you the aggregate amount of $100,000 (the “Advisory Fee”) for up to 200 hours of service over a twelve (12) month time period (as measured from the Annual Services Start Date) (the “Annual Service Hours”). The Advisory Fee will be paid in 12 equal monthly installments with the first payment made within 15 days of the Annual Services Start Date. For any services in excess of the Annual Service Hours, the Company will pay you $500 per hour that you spend providing advisory services hereunder (as such services are requested by the Company and provided by you), payable in arrears on a monthly basis. Nothing in this Agreement has any effect on your right to compensation for service as a director of the Company, which shall be addressed by separate Agreement at a later date.

You represent that your service as an advisor to the Company does not and will not breach any agreement you have with any employer or other person (including without limitation any nondisclosure or non-competition agreement), and that you will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any current or previous employer or others.

This Advisor Agreement shall be governed by the laws of the State of Delaware without reference to its conflicts of laws provisions. If the terms of your participation as set forth herein are acceptable, please sign where indicated below. Please return to me a signed copy of this letter. We look forward to your continued participation as an advisor to the Company.

Sincerely,

Agility Robotics Inc.

By:	/s/ Peggy Johnson
Name:	Peggy Johnson
Title:	Chief Executive Officer

Agreed and Accepted effective as of the Effective Date:

By: /s/ Damion Shelton
Damion Shelton